Exhibit 99.1

April 24, 2003


FOR IMMEDIATE RELEASE:



CONTACT:
  Thomas J. Noe, Treasurer
  Peoples Community Bancorp, Inc.
  (513) 870-3530

Peoples Community Bancorp, Inc. Reports Net Earnings For The Three and Six Month Periods Ended March 31, 2003

West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq: PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net earnings for the three months ended March 31, 2003 of $796,000, or $.32 diluted earnings per share compared to $712,000, or $.29 diluted earnings per share, for the three months ended March 31, 2002. For the six months ended March 31, 2003, the Company reported net earnings of $1,762,000 or $.71 diluted earnings per share compared to $1,297,000 or $.53 diluted earnings per share for the same period in 2002. Book value, or stockholders' equity per share, at March 31, 2003, was $17.88.

The increase in net earnings for both the three and six months ended March 31, 2003 compared to the same periods in 2002 was primarily due to an increase in net interest income and decreases in the provision for loan losses and federal income taxes, which were partially offset by a decrease in other income. The increases in net interest income during the 2003 periods were due to continued strength of the Bank's loan originations and the origination of higher yielding loans. Although the provision for loan losses decreased in each of the three and six month periods ended March 31, 2003 compared to the same periods in 2002, the Bank continues to make substantial provisions to the allowance for loan losses due to elevated levels of delinquencies, classified assets and charge-offs, as well as an increase in the overall loan portfolio and a shift in emphasis from single-family loans to multi-family, commercial, development and unsecured loans, which are considered to carry a higher degree of risk. The decreases in the provision for federal income taxes for the 2003 periods were primarily due to the effects of nondeductible goodwill amortization included in the 2002 periods. The Company's effective tax rates were 34.0% and 56.9% for the three months periods and 34.1% and 50.2% for the six month periods ended March 31, 2003 and 2002, respectively.

At March 31, 2003, the Company's assets totaled $631.1 million, an increase of $49.4 million, or 8.5%, compared to September 30, 2002. The increase in assets resulted primarily from an increase of $54.9 million in mortgage-backed and investment securities, partially funded by a $31.1 million increase in deposits and a $16.5 million increase in borrowings. Stockholders' equity totaled $44.9 million at March 31, 2003, an increase of $1.9 million, or 4.5% over September 30, 2002 levels.

In April 2003, Peoples Community Bank announced the signing of a definitive agreement to acquire the Deer Park and Landen branch offices of Ameriana Bancorp. Through this transaction, the Company will acquire approximately $63.1 million in deposits, $30.9 million in loans, $25.2 million in cash and $567,000 in office premises and equipment. The transaction is subject to regulatory approval and is expected to be completed in the third quarter of 2003.


                                     4

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 114 year old federally chartered savings bank with 11 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio. The Bank is an independent community bank which offers a wide variety of financial services and products to customers throughout the Cincinnati metropolitan area.




























                                     5


                    Peoples Community Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)

                                                 March 31,  September 30,
     ASSETS                                           2003           2002

Cash and cash equivalents                      $    15,272    $    26,637
Investment and mortgage-backed securities           84,995         29,901
Loans receivable                                   508,644        504,012
Office premises and equipment                       11,522         10,973
Goodwill                                             4,875          4,875
Other assets                                         5,745          5,234
                                                   -------        -------

     Total assets                                 $631,053       $581,632
                                                   =======        =======
     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                        $  400,199     $  369,080
Borrowings                                         169,425        152,950
Other liabilities                                   16,505         16,612
                                                   -------        -------
     Total liabilities                             586,129        538,642

Shareholders' equity                                44,924         42,990
                                                    ------         ------
     Total liabilities and shareholders' equity   $631,053       $581,632
                                                   =======        =======

                    Peoples Community Bancorp, Inc.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except share data)


                                       Three months ended  Six Months Ended
                                               March 31,       March 31,
                                             2003    2002    2003    2002

Total interest income                      $9,277  $7,973 $18,820 $15,639

Total interest expense                      4,616   3,462   9,449   7,554
                                            -----   -----   -----   -----
     Net interest income                    4,661   4,511   9,371   8,085

Provision for losses on loans               1,059   1,412   2,110   2,469
                                            -----   -----   -----   -----
     Net interest income after provision
     for losses on loans                    3,602   3,099   7,261   5,616

Other income                                  133   1,628     285   1,794

General, administrative and other expense   2,529   3,074   4,874   4,805
                                            -----   -----   -----   -----
     Earnings before income taxes           1,206   1,653   2,672   2,605

Federal income taxes                          410     941     910   1,308
                                             ----    ----    ----   -----
     NET EARNINGS                          $  796  $  712  $1,762  $1,297
     EARNINGS PER SHARE                      ====    ====   =====   =====
       Basic                                 $.32    $.29    $.72    $.53
                                              ===     ===     ===     ===
       Diluted                               $.32    $.29    $.71    $.53
                                              ===     ===     ===     ===